As of April 30, 2014, the following
persons or entities now own
more than 25% of a funds voting securities.

Person/Entity

NATIONAL FINANCIAL SERVICES LLC
ACCESS FLEX BEAR HIGH YIELD          26.88%


As of April 30, 2014, the following
persons or entities no longer own
more than 25% of a funds voting securities.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX HIGH YIELD